EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS  “ * * * ”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT OF LIMITED PARTNERSHIP

OF

LPI HOLDINGS I LP

Dated as of December 31, 2005

Table of Contents

ARTICLE I
DEFINITIONS 1

ARTICLE II
GENERAL PROVISIONS 1

ARTICLE III
CAPITAL CONTRIBUTIONS AND INTERESTS 4

ARTICLE IV
CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES 8

ARTICLE V
NONLIQUIDATING DISTRIBUTIONS 10

ARTICLE VI
MANAGEMENT 13

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ARTICLE VII
LIMITED PARTNERS 18

ARTICLE VIII
BOOKS AND RECORDS; CERTAIN COVENANTS 19

ARTICLE IX
TRANSFERS OF INTERESTS; WITHDRAWAL 22

ARTICLE X
DISSOLUTION AND WINDING UP 27

ARTICLE XI
REPRESENTATIONS AND WARRANTIES 28

Section 11.1	General	28
Section 11.2	Survival	29

ARTICLE XII
MISCELLANEOUS 29

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AGREEMENT OF LIMITED PARTNERSHIP
OF
LPI HOLDINGS I LP

THIS AGREEMENT OF LIMITED PARTNERSHIP of LPI HOLDINGS I LP (the “Partnership”), is dated as of December 31, 2005 (the “Effective Date”), and is entered into by and among LPI GP I LLC, a Delaware limited liability company (the “General Partner”), and the Persons specified on Schedule 2 hereto as limited partners (each, a “Limited Partner” and collectively, the Limited Partners”). The General Partner and the Limited Partners are sometimes referred to herein collectively, on a several and not joint basis, as the “Partners” and individually as a “Partner”.

ARTICLE I
DEFINITIONS

Capitalized words and phrases used in this Agreement shall have the meanings set forth on Schedule 1 unless defined elsewhere herein.

ARTICLE II
GENERAL PROVISIONS

Section 2.1 Formation and Continuation. The Partners do hereby form a limited partnership pursuant to the Act. The Partners shall execute, and the General Partner shall file or cause to be filed, all such limited partnership certificates and assumed or fictitious name certificates as may be required by law or deemed advisable by the General Partner in connection with the formation and operation of the Partnership.

Section 2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “LPI HOLDINGS I LP.”

Section 2.3 Registered Office and Principal Office of the Partnership.

(a) The initial location of the principal office of the Partnership shall be c/o the General Partner at its address set forth on Schedule 2 hereto. The General Partner may change the principal office or executive offices of the Partnership to another location within the United States after providing notice of any such change to the Limited Partners of the Partnership.

(b) The registered office and registered agent of the Partnership in the State of Delaware shall be the initial registered office and initial registered agent as designated in the Certificate, or such other office or Person as the Partners may designate from time to time.

Section 2.4 Purpose.

(a) The purpose of the Partnership (and its Subsidiaries, if any) is to, directly or indirectly, engage in the sourcing, acquisition, management, ownership, holding and disposition of (in whole or in part), or otherwise dealing in Eligible Investments, and to conduct such other lawful activities as may be necessary or incidental in furtherance of the foregoing purpose that are acceptable to the General Partner.

(b) For the sake of clarification and subject to the provisions of Section 8.7, (i) the General Partner and any of its Affiliates shall not be prohibited from engaging in the business of the Partnership as provided in Section 2.4(a), or acquiring any other asset for its own account by or through any Person other than the Partnership, (ii) the General Partner and any of its Affiliates may have other business interests or may engage in other business ventures, transactions or activities of any nature or description whatsoever, whether currently existing or hereafter created, (iii) neither the General Partner nor any of its Affiliates shall incur any liability to the Partnership or any Limited Partner as a result of its pursuit of, or engaging in, such other business interests or ventures, transactions or activities, (iv) neither the Partnership, the Limited Partners, the Manager nor any other Person shall have any right to participate in such other business interests or ventures, transactions or activities or to receive or share in any income or profits derived therefrom, (v) all Eligible Investments sourced, originated and purchased by the Manager may be purchased through the Partnership or any Investment Vehicle and (vi) subject to Section 11.1(b((i)(A) of the Investment Management Agreement. the General Partner shall not be under any obligation to approve the acquisition of any Investment by the Partnership or any Investment Vehicle, and the General Partner and its Affiliates shall not have any liability to any Limited Partner, the Manager or any other Person arising out of the General Partner’s election not to approve or pursue any such acquisition or any minimum number of Investments.

Section 2.5 Term. The Partnership shall continue in existence until the earlier of (i) the dissolution of the Partnership pursuant to Section 10.1, and (ii) December 31, 2036; provided, however, that such date may be extended by the General Partner if necessary to permit the Realization of any Investment then held by the Partnership or any Investment Vehicle.

Section 2.6 Ownership. The Interest of each Partner in the Partnership shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property or interest except by having an ownership Interest in the Partnership as a Partner. Each of the Partners irrevocably waives, during the term of the Partnership and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any assets of the Partnership.

Section 2.7 Nature of Relationship. The relationship among the Partners shall be limited to the carrying on of the business of the Partnership in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on such business. Except as otherwise provided for in this Agreement, nothing herein shall be construed to create any other relationship between the Partners or to authorize any Partner to act as an agent for any other Partner or the Partnership.

Section 2.8 Certificates. All Interests issued hereunder shall be uncertificated; provided that the General Partner may approve a specific form of certificate and issue to the Partners certificates representing the Interests.

Section 2.9 Expenses.

(a) If no Eligible Investments are acquired by the Partnership, each Partner shall be responsible for its own and its Affiliates’ costs and expenses in connection with the formation and organization of the Partnership (all such expenses, “Formation Expenses”); provided, however, that if and to the extent the Partnership acquires one or more Eligible Investments, each such Partner shall be reimbursed for its respective Formation Expenses to the extent provided in Section 5.1; provided, further, that the foregoing notwithstanding, the Partnership shall be under no obligation to reimburse: (i) the General Partner and Mammoth for Formation Expenses incurred by them in an amount that exceeds [* * *] in the aggregate; and (ii) LPH for Formation Expenses incurred by LPH in an amount that exceeds [* * *] in the aggregate.

(b) A Partner may incur or pay on the Partnership’s behalf, subject to the General Partner’s prior written approval, third-party or other similar expenses in connection with due diligence, acquiring, closing, servicing, management and collection of Eligible Investments (all such expenses, including travel, legal, other professional fees, “Reimbursable Expenses”). The Partners shall be reimbursed for Reimbursable Expenses (provided that such expenses were incurred in accordance with the terms of this Agreement) upon receipt of proof of payment and any other supporting documentation regarding such expenses that the General Partner may reasonably request, to the extent provided in Section 5.1.

Section 2.10 Alternative Investment Structure.

(a) If the General Partner determines in good faith that for legal, tax, regulatory or other similar reasons it would be in the best interests of some or all the Partners to purchase or otherwise acquire an Eligible Investment through an alternative investment structure (such structure shall be referred to as an “Alternative Investment Vehicle”), the General Partner shall be permitted to structure the making of all or any portion of such Investment outside of the Partnership, by requiring any Partner or Partners to make such Investment through one or more entities other than the Partnership that will invest on a parallel basis with, or in lieu of, the Partnership, as the case may be. The Partners shall be required to make Capital Contributions directly to each such Alternative Investment Vehicle to the same extent, for the same purposes and on the same terms and conditions, as Partners are required to make Capital Contributions to the Partnership. Each Partner shall have the same economic interest, in all material respects, in Investments made through an Alternative Investment Vehicle pursuant to this Section 2.10(a), as such Partner would have if such Investments had been made solely by the Partnership, and the other terms of such vehicle shall be substantially identical in all material respects to those of the Partnership, to the maximum extent applicable; provided that:

(i) such Alternative Investment Vehicle (or the entity in which such Alternative Investment Vehicle invests) shall provide for the limited liability of the Limited Partners and, to the extent practicable, the General Partner, as a matter of the organizational documents of such Alternative Investment Vehicle (or the entity in which such Alternative Investment Vehicle invests) and as a matter of local law to the same extent in all material respects as is provided to the Partners under the Act and this Agreement or on more favorable terms to the extent practicable;

(ii) the Partners shall serve in a similar management role with respect to such Alternative Investment Vehicle;

(iii) distributions of cash and other property and the allocations of income, gain, loss, deduction, expense and credit from such Alternative Investment Vehicle, and the determination of allocations and distributions pursuant to Articles IV and V and of any clawback payment pursuant to Section 5.4 shall be determined as if each Investment made by such Alternative Investment Vehicle were an Investment made by the Partnership; and

(iv) such Alternative Investment Vehicle shall, to the extent applicable, have terms similar in all substantive respects to those contained in this Agreement.

(b) The General Partner shall have the discretion to apply and modify the provisions of this Agreement in order to effectuate the intent of such provisions as they may relate to, or be affected by, any Investment Vehicle, whether or not express reference to an Investment Vehicle is included in such provisions.

ARTICLE III
CAPITAL CONTRIBUTIONS AND INTERESTS

Section 3.1 Names, Addresses and Investment Allocation of Partners. The name and address of, the amount of Capital Contributions made by, and the Investment Allocation of, each Partner as of the Effective Date are as set forth on Schedule 2 hereto. In the event of any change with respect to the information stated on Schedule 2 hereto (as from time to time amended), the General Partner shall promptly cause (i) Schedule 2 to be amended to reflect such change, and (ii) a copy of the revised Schedule 2 to be provided to each of the Partners; provided, however, the failure of the General Partner to do the same shall not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected in, such an amendment; provided, further, that no such amendment or revision shall be made if the change so reflected would be prohibited by the terms of this Agreement. Revisions to Schedule 2 as contemplated by this Section 3.1 shall not constitute amendments to this Agreement for purposes of Section 12.16.

Section 3.2 Initial Capital Contribution; Escrow Account. Within thirty (30) days after the Effective Date, each Partner shall deposit into the Escrow Account an amount equal to the initial Capital Contributions provided in the initial Schedule 2 hereto and shall be credited with the amount of cash and the aggregate Gross Asset Value of any property included in such Capital Contributions in the computation of such Partner’s Capital Account; provided, however, that in lieu of making its initial Capital Contribution in cash, LPH shall be permitted to contribute to the Partnership one or more Eligible Investments approved in writing by the General Partner having an aggregate Gross Asset Value equal to the amount set forth opposite LPH’s name on Schedule 2 hereto, which contribution, if applicable, shall be made pursuant to an agreement in form and substance reasonably satisfactory to the General Partner based upon the terms of the Master Purchase Agreement. Except as otherwise provided above, the initial Capital Contributions shall be disbursed as provided in the Escrow Agreement. Notwithstanding anything contained herein or in any other agreement or instrument to the contrary, at all times during the existence of the Escrow Account, the General Partner shall maintain sole discretion and control over the Escrow Account and the funds held therein and the General Partner may withdraw any unused funds held in the Escrow Account after ninety (90) days have passed from the date the Escrow Account was established. Any such withdrawal of unused funds from the Escrow Account shall be distributed to each Partner in accordance with such Partner’s respective contribution to such account.

Section 3.3 Mandatory Capital Contributions.

(a) Except as otherwise provided in this Agreement, the General Partner shall from time to time request Capital Contributions (“Mandatory Capital Contributions”) (x) from Mammoth only for the Margin Amounts and (y) from the Partners pro rata in accordance with each Partner’s respective Investment Allocation, in the amounts and at the times required by the Partnership in order to pay all Partnership expenses (other than the Margin Amounts), including (i) organizational expenses of the Partnership and any Subsidiaries, (ii) operating expenses of the Partnership and any Subsidiaries, (iii) amounts required to be paid with respect to any indemnification obligations of the Partnership or its Subsidiaries pursuant to Section 6.6 and (iv) any other expenditure authorized by the Partners in accordance with the terms of this Agreement, including, without limitation, to fund an Investment and the making of premium payments in respect of any such Investment. To the extent the Partnership requires any amounts that would otherwise be funded through the making of a Mandatory Capital Contribution pursuant to this Section 3.3, the Partnership shall, prior to requesting any amounts from the Partners as provided hereunder, obtain any such amounts from the funds deposited in the Escrow Account on behalf of each Partner as initial Capital Contributions pursuant to Section 3.2 consistent with the Escrow Agreement until such time as there are no longer any amounts remaining in the Escrow Account attributable to such Partner in respect of the initial Capital Contributions.

(b) In addition to, but without limiting the foregoing, simultaneously with the acquisition of an Investment, (i) LPH shall be required to deposit an amount equal to the product of: (x) twelve (12) months of premium payments in respect of the Investment; and (y) LPH’s Investment Allocation into a separate bank account (the “Premium Account”) and, in connection therewith, enter into an account control agreement with the Partnership in a form satisfactory to LPH and the Partnership giving the Partnership control over the disposition of cash from such account; provided, however, that every ninety (90) days following the Effective Date, LPH shall deposit into the Premium Account an amount such that the amount in the Premium Account immediately after such deposit equals the product of: (x) twelve (12) months of premium payments in respect of all Investments then owned by the Partnership; and (y) LPH’s Investment Allocation. Notwithstanding the foregoing sentence, neither the General Partner nor Mammoth shall be required to place its pro rata share of any premium payments into a separate account, and such premium payments will be funded as Mandatory Capital Contributions when due pursuant to Section 3.3(a).

(c) If there is a Mandatory Capital Contribution due from the Partners in accordance with Section 3.3(a), the General Partner shall give the Limited Partners at least three (3) Business Days’ prior written notice of: (i) the amount of the Mandatory Capital Contribution; (ii) the date on which such Mandatory Capital Contribution shall be made to the Partnership; and (iii) the purpose(s) for which the Mandatory Capital Contribution is being made. Mandatory Capital Contributions shall be made by wire transfer of immediately available funds to an account designated in such notice.

(d) Upon receipt of a Mandatory Capital Contribution by the Partnership, the General Partner shall indicate in a ledger in substantially the form attached as Schedule 3, the following information with respect to each Mandatory Capital Contribution: (i) the date of such Capital Contribution; (ii) the Investment, if any, in respect of which such Capital Contribution was made; (iii) the total amount of the Capital Contribution, (iv) the total amount of the Capital Contribution made by each Partner based on such Partner’s Investment Allocation; and (v) the total amounts to date under clauses (iii) and (iv) above.

(e) In the event of any change with respect to the information stated on Schedule 3 hereto (as amended from time to time), the General Partner shall promptly cause Schedule 3 to be amended to reflect such change and a copy of the revised Schedule 3 to be provided to each of the Partners; provided, however, the failure of the General Partner to cause Schedule 3 to be amended or cause a revised copy of Schedule 3 to be provided to the Partners shall not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected in, such an amendment; provided, further, that no such amendment or revision shall be made if the change so reflected would be prohibited by the terms of this Agreement. Revisions to Schedule 3 as contemplated by this Section 3.3 shall not constitute amendments to this Agreement for purposes of Section 12.16.

Section 3.4 Failure to Fund Contributions.

(a) In addition to any other remedies that may be available at law or in equity, including, without limitation, pursuant to this Agreement or the Investment Management Agreement, if a Partner (a “Non-Contributing Partner”) fails to fund any Mandatory Capital Contribution in accordance with, and within the time specified in, Section 3.3, then any other Partner who has then funded the Mandatory Capital Contributions required to be funded by such Partner (a “Contributing Partner”), shall have the right, but not the obligation, to contribute to the Partnership an amount (the “Covering Contribution”) equal to such Contributing Partner’s pro rata share (as among all Contributing Partners) of the amount of the Mandatory Capital Contribution (or portion thereof) that the Non-Contributing Partner failed to make.

(b) In the event one or more Contributing Partners make Covering Contributions, the Non-Contributing Partner shall be obligated to repay each Contributing Partner the amount of its Covering Contribution as soon as reasonably practicable following the making of such Covering Contribution, together with interest at the rate of [* * *] per annum (compounded annually) or, if less, the highest rate of interest allowed by applicable law, from the date such balance was due and payable through the date of payment in full (such amounts are not a penalty but an approximation of part of the damages that are likely to be suffered due to such failure to pay). The Non-Contributing Partner agrees to execute such documents and agreements as may be reasonably requested by the Contributing Partner(s) to evidence the right to such repayment. To the extent such amounts (including interest) have not otherwise been repaid by the Non-Contributing Partner, such amounts shall be deducted from any amounts otherwise distributable or payable to such Non-Contributing Partner or its Affiliates hereunder or under the Investment Management Agreement or Master Purchase Agreement (including under Section 5.1 or 10.2 hereof) and shall be paid instead to the Contributing Partners, pro rata in accordance with their respective Covering Contributions and, to the extent so deducted, shall be deemed to have been distributed to such Non-Contributing Partner for all purposes of this Agreement, the Investment Management Agreement or Master Purchase Agreement, as applicable.

Section 3.5 Interest on Capital Contributions and Return of Capital Contributions. Except as otherwise provided or contemplated herein or as may otherwise be unanimously approved by the Partners, no Partner shall (a) be paid interest on any Capital Contribution funded by such Partner, or (b) withdraw all or any part of such Partner’s Capital Contribution. In furtherance of the foregoing, no Partner shall be entitled to any Distribution under Section 17-604 of the Act or any other provision of the Act whether upon the dissociation of such Partner from the Partnership or otherwise.

Section 3.6 Withholding. If the Partnership is required to withhold and remit any federal, state, foreign or local income taxes with respect to any Partner, or make any tax payments on behalf of any Partner, such withholding or payment by the Partnership shall be treated as a Distribution to the Partner with respect to whom such withholding or payment is made and shall reduce the amount of Distributions to be paid directly to such Partner. If the General Partner determines that the Partnership lacks sufficient funds to make any such withholding or payment, the Partner with respect to whom such withholding or payment is to be made shall pay to the Partnership cash or immediately available funds in the amount needed by the Partnership to satisfy such withholding or payment liability within ten (10) Business Days after being so notified in writing by the Partnership. In the event that any Partner fails to timely make any such payment, such Partner shall be in default and shall indemnify and hold the Partnership and the other Partners harmless for any costs, penalties, payments or damages incurred by the Partnership or the other Partners as a result of such failure, and such Partner shall pay the Partnership interest in respect of any disbursements by the Partnership as a result of such Partner failing to timely make the payments required by this Section 3.6 at the rate of [* * *] per annum (compounded annually) or, if less, the highest rate of interest allowed by applicable law, from the date such disbursements were made through the date of payment in full (such amounts are not a penalty but an approximation of part of the damages that are likely to be suffered due to such failure to pay). The Partnership shall have the authority to apply any amounts otherwise distributable or payable to such defaulting Partner or its Affiliates hereunder or under the Investment Management Agreement or the Master Purchase Agreement towards the satisfaction of the liabilities to the Partnership incurred by such Partner under this Section 3.6. Payments made by any Partner pursuant to this Section 3.6 shall not be considered Capital Contributions and shall not increase the Capital Account of the Partner making such payment.

Section 3.7 Additional Limited Partners. The General Partner may admit additional Limited Partners to the Partnership only with the consent of all Partners; provided that no such consent shall be required (x) for the admission of Affiliates of the General Partner and/or Mammoth as a Limited Partner if LPH’s economic interests are unaffected by such admission or (y) in connection with a Transfer of Interests as contemplated by Section 9.1. In the event that an additional Limited Partner is admitted to the Partnership, then (i) prior to admittance, the Partnership shall cause such Person to execute an instrument pursuant to which such Person agrees to be bound by the terms of this Agreement as a Limited Partner, (ii) the Partners agree to amend this Agreement to the extent reasonably necessary and appropriate to reflect the addition of such Person, and (iii) the Partnership and such Person shall take any necessary actions such that the issuance of additional Interests complies with the Securities Act and any applicable state securities laws.

ARTICLE IV
CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES

Section 4.1 Capital Accounts.

(a) Capital Accounts. A Capital Account shall be established for each Partner. Each Partner’s Capital Account shall be credited with (i) the amount of cash contributed by such Partner to the Partnership; (ii) the amount of such Partner’s allocable share of Net Income (or items thereof), including tax-exempt income and gain and any item of income or gain that are specially allocated to such Partner pursuant to Section 4.3 hereof; (iii) the amount, if any, of any Partnership liabilities that are assumed by such Partner as provided in Regulations Section 1.704-1(b)(2)(iv)(c)(1); and (iv) the Gross Asset Value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752). Each Partner’s Capital Account shall be charged with (i) the amount of cash distributed to such Partner by the Partnership, (ii) the amount of such Partner’s allocable share of Net Losses and any items of Partnership loss and deduction that are specially allocated to such Partner pursuant to Section 4.4 hereof, and (iii) the Gross Asset Value of any property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752).

(b) Capital Account Balance of the General Partner. The General Partner must maintain a Capital Account balance at least equal to its Investment Allocation of the total Capital Account balances for the Partnership. Whenever a Limited Partner makes a Capital Contribution, the General Partner will immediately contribute whatever amount, if any, necessary to meet the requirements of the preceding sentence.

(c) Interest on Capital Accounts. Interest shall not be payable or paid to the Partners in respect of their Capital Account balances.

Section 4.2 General Rule. Except as provided in this Article IV or elsewhere in this Agreement, Net Income (and items thereof) and Net Losses (and items thereof) for any Fiscal Year (or other applicable period) shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner during such Fiscal Year (or other applicable period) pursuant to Article V, based on the assumptions that (i) the Partnership is dissolved and terminated, (ii) its affairs are wound up and each Partnership asset is sold for cash equal to its Gross Asset Value, (iii) all Partnership liabilities are satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the asset(s) securing such liability), and (iv) the net assets of the Partnership are distributed in accordance with Article X to the Partners immediately after giving effect to such allocation (taking into account distributions made during such Fiscal Year or other applicable period). The General Partner may make such other assumptions (whether or not consistent with the above assumptions) as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Partners as reflected in this Agreement. No value shall be placed on the goodwill, if any, of the Partnership for this purpose.

Section 4.3 Allocation of Net Income and Net Losses for Tax Purposes. For each Fiscal Year, the General Partner shall allocate items of Net Income and Net Losses for income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner’s Capital Account for the current and prior Fiscal Year (or relevant portions thereof). Allocations under this Section 4.3 shall be made pursuant to the principles of Section 704(b) and 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and Regulations promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations.

Section 4.4 Special Allocations.

(a) Section 704(b) Allocation Limitations. Notwithstanding Section 4.1, special allocations of Net Income or specific items of income or gain may be specially allocated for any Fiscal Year (or other period) as follows (the “Special Allocations”):

(i) Minimum Gain Chargeback. The Partnership shall allocate items of income and gain among the Partners at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(ii) Qualified Income Offset. The Partnership shall specially allocate items of income and gain when and to the extent required to satisfy the “qualified income offset” requirements within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

(iii) Gross Income Allocation. In the event any Partner has an Adjusted Capital Account Deficit, each such Partner shall be specially allocated items of income and gain in an amount and manner sufficient to eliminate such Partner’s Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 4.4(a)(iii) shall be made only if and to the extent that such Partner’s Capital Account would have an Adjusted Capital Account Deficit after all allocations provided for in this Section 4.4 have been made as if Section 4.4(a)(ii) and this Section 4.4(a)(iii) were not in this Agreement.

(b) Net Losses. The Net Losses allocated pursuant to Section 4.3 shall not exceed the maximum amount of losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any taxable year. In the event that some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 4.3, the limitation set forth in this Section 4.4(b) shall be applied on a Partner-by-Partner basis so as to allocate the maximum permissible Net Losses to each Partner under Regulations Section 1.704-1(b)(2)(ii)(d).

(c) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year (or other applicable period) shall be specially allocated pro rata among the Partners in proportion to their respective Investment Allocations, except to the extent that applicable Regulations require that such deductions be allocated in some other manner. Any Partner Nonrecourse Deductions for any Fiscal Year (or other applicable period) shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

Section 4.5 Curative Allocations. The Special Allocations set forth in Section 4.4 hereof are intended to comply with certain requirements of the Regulations. Notwithstanding any other provisions of this Article IV (other than the Special Allocations), the Special Allocations shall be taken into account in allocating Net Income and Net Losses among the Capital Accounts of Partners so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and the Special Allocations to each Partner’s Capital Account shall be equal to the net amount that would have been allocated to each such Partner’s Capital Account if the Special Allocations had not been made.

ARTICLE V
NONLIQUIDATING DISTRIBUTIONS

Section 5.1 Distributions of Available Cash. The General Partner shall cause the Partnership to Distribute any Available Cash to the Partners on a quarterly basis or at such earlier times and in such amounts as authorized by the General Partner. Subject to the remainder of this Article V, all Available Cash will be distributed in the following order of priority:

(b) First, to LPH, until the amount distributed to LPH equals the sum of any unreimbursed Formation Expenses (subject to the limitation in Section 2.9(a)) and Reimbursable Expenses incurred by LPH, consistent with this Agreement;

(c) Second, to the General Partner and Mammoth, until the aggregate amounts distributed to the General Partner and Mammoth equal the sum of any unreimbursed Formation Expenses (subject to the limitation in Section 2.9(a)) and Reimbursable Expenses incurred by the General Partner and Mammoth, consistent with this Agreement (distributed on a pro rata basis based upon their respective share of aggregate amounts of unreimbursed Formation Expenses (subject to the limitation in Section 2.9(a) and Reimbursable Expenses);

(d) Third, to the Partners, in an amount sufficient to provide the Partners (i) the Preferred Return (pro rata based on the then-outstanding amount of a Partner’s Preferred Return as among all Partners) and (ii) an amount equal to their then-unreturned Capital Contributions (pro rata based on the outstanding amount of each Partner’s then-unreturned Capital Contributions as among all Partners). For purposes of computing Preferred Return, Available Cash distributed in accordance with clause (ii) of this Section 5.1(c) shall be applied towards returning the earliest Capital Contributions first. If there is insufficient Available Cash to pay all amounts otherwise payable under this clause (c), Available Cash shall be allocated first to pay amounts in respect of clause (i) in full and then to pay amounts in respect of clause (ii); and

(e) Fourth, (i) on a pro rata basis, 80% to the Partners in accordance with their respective Investment Allocation and (ii) 20% to LPH (the “Performance Allocation”); provided, however, that the Performance Allocation (x) shall not be distributed to LPH until fulfillment of the Maximum Investment Amount, and (y) shall be distributed monthly thereafter; provided, further, that if any Performance Allocation accrues but is not otherwise payable to LPH due to the fact that the foregoing proviso restricts payment of the Performance Allocation, such amounts will be held by the Partnership and shall continue to accrue a Preferred Return until the foregoing proviso ceases to restrict such payment, after which any such amounts shall be remitted to LPH (subject to the other provisions of this Article V ).

Notwithstanding the foregoing, for the purpose of calculating the Preferred Return and any Performance Allocation under clauses (c) and (d) above, respectively, any funds held in the Escrow Account shall count towards Mammoth’s basis from the date such funds are deposited into escrow. The General Partner and Mammoth shall not take any action or adjust their conduct from past practice where such action or adjustment is intended and designed to prevent the fulfillment of the Maximum Investment Amount to circumvent LPH’s entitlement to receive payment of the Performance Allocation and has no other valid business purpose.

Section 5.2 Set-off Rights.

(a) Replacement Manager. In the event the Partnership is required to obtain a replacement manager as a result of the termination of the Manager under the Investment Management Agreement (other than as a result of a voluntarily termination by the Partnership under Section 11.1(a)(i)(A) thereof), the reasonable fees and expenses incurred by the Partnership in connection therewith (the “Replacement Costs”), using commercially reasonably efforts to obtain a replacement manager in an arms-length negotiation with a third-party manager, shall be charged against and deducted from any distributions to be made to LPH under paragraphs (a) through (d) of Section 5.1 or Section 10.2 until such time as the entire amount of Replacement Costs have been recovered by the Partnership.

(b) Right of Setoff. In the event LPH, the Manager or any of their respective Affiliates owes any amounts to the Partnership, the General Partner, Mammoth or their respective Affiliates, whether pursuant to this Agreement, the Investment Management Agreement, the Master Purchase Agreement or the Letter Agreement (but, in relation to the Letter Agreement, only in respect of the Initial Portfolio), the Partnership may deduct such amounts from Distributions otherwise to be made to LPH under paragraphs (a) through (d) of this Section 5.1 or Section 10.2 until such time as the entire amount has been recovered and the Partnership may remit such amounts directly to the Person to whom such amounts are owed.

(c) Obligation to Make Payments. The foregoing notwithstanding, nothing in this Agreement, the Investment Management Agreement or the Master Purchase Agreement shall relieve or affect the obligation of LPH or the Manager, as the case may be, to make payments to the Partnership for amounts due under any such agreement.

Section 5.3 Distributions Upon Rescission. Notwithstanding any provision of this Agreement to the contrary, in the event the Manager is required to repurchase an Investment as provided under the Master Purchase Agreement, any amounts received by the Partnership in respect of such repurchase shall be distributed to the Partners pro rata in proportion to the actual Capital Contributions made by the Partners (including in respect of Margin Amounts) in respect of the acquisition of such Investment, subject to the other provisions of this Article V, and such amounts shall not be distributed to the Partners in the manner provided in Section 5.1.

Section 5.4 Clawback. In the event that any Partner shall have received an amount that is less than the aggregate of the amount it is entitled to receive pursuant to clauses (a) through (d) inclusive of Section 5.1 or pursuant to Sections 5.2, 5.3 or 10.2 (the “Partner Amount”) and LPH shall have been distributed any Performance Allocation, LPH shall be obligated to return to the Partnership for distribution to the Partners, all or a portion of its Performance Allocations until such time as the Partners shall have received an amount equal to the aggregate Partner Amounts; provided, that the obligation of LPH to return any amounts to the partnership for distribution to the Partners shall pertain only to mistakes or errors in determining amounts distributed pursuant to clauses (a) through (d) inclusive of Section 5.1 or pursuant to Sections 5.2, 5.3 or 10.2 or items of an indemnity nature payable by LPH or the Manager.

Section 5.5 Distributions. Except as otherwise provided in this Agreement, each Partner must look solely to the Investments for the return of that Partner’s Capital Contribution, Formation Expenses and Reimbursable Expenses and shall have no right or power to demand or receive Investments or other assets of the Partnership other than cash. However, the General Partner may cause the Partnership to Distribute assets or property of the Partnership other than cash (including Investments), provided that such non-cash Distributions, for each asset (or group of assets that are entirely fungible), are made among the Partners on the basis of the net fair market value of the property Distributed.

Section 5.6 Liquidating Distributions. Upon the dissolution and winding up of the Partnership, the provisions of Article X shall apply with respect to any Distributions to the Partners.

Section 5.7 Limitations on Distributions. Notwithstanding the foregoing provisions of this Article V, in no event will a Distribution be declared and paid if the declaration and/or payment of such Distribution would violate the Act or any other law.

ARTICLE VI
MANAGEMENT

Section 6.1 Management and Control.

(a) Except to the extent otherwise expressly provided in this Agreement, the Investment Management Agreement or required by the Act or other applicable law, the management, operations and control of the Partnership, its business and the Investments shall be vested solely in the General Partner. The acts of the General Partner in carrying on the business and activities of the Partnership (and the management, operation and control thereof) as authorized herein shall bind the Partnership. Unless authorized to do so by the General Partner, this Agreement or the Investment Management Agreement, neither the Limited Partner, nor the Manager shall have any power or authority to act for, or to assume any obligation or responsibility on behalf of, the Partnership or to otherwise bind the Partnership in any way. The day-to-day management of the Investments shall be vested in the Manager pursuant to the Investment Management Agreement, but subject to the limitations imposed therein and in this Agreement.

(b) The General Partner shall perform its duties under Section 6.1(a) in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. In performing its duties, the General Partner shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case, prepared or presented by: (i) the other Partners, (ii) the Manager, (iii) one or more officers, agents or employees of the Partnership or (iv) other Persons (including, without limitation, counsel, accountants and other professionals) as to matters that the General Partner believes to be within such Person’s professional or expert competence.

(c) In addition to the limitations set forth in Section 6.7, except as required by applicable law in respect of its capacity as a general partner of a limited partnership, in performing its duties under Section 6.1(a), the General Partner shall not be liable to the Partnership, the other Partners or the Manager for any debts, obligations or liabilities of the Partnership, any other Partner or the Manager, whether arising in tort, contract or otherwise, solely by reason of managing, operating and controlling the Partnership under Section 6.1(a) or acting (or omitting to act) in such capacities or participating in the conduct of the business of the Partnership; provided, however, that the foregoing shall not eliminate or limit the liability of the General Partner as finally determined by a court of competent jurisdiction (i) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (ii) for any transaction from which the General Partner derived an improper personal benefit.

(d) In furtherance of and without limiting the foregoing, to the extent permitted under applicable law, the Partners hereby waive any fiduciary duty of the General Partner not expressly set forth in this Agreement associated with self-dealing, corporate opportunities or otherwise, so long as the General Partner conducts itself in a manner consistent with this Agreement.

Section 6.2 Authority of the General Partner.

(a) General. The General Partner shall have authority to take all actions which may be necessary or appropriate for, or incidental to, the conduct of the Partnership’s business and the acquisition, financing, investment, maintenance, preservation, operation and/or disposition of the Investments, in accordance with the provisions of this Agreement, the Act and other applicable laws and regulations. Notwithstanding anything contained herein or in the Investment Management Agreement or the Master Purchase Agreement to the contrary, any decisions to be made by the Partnership in the Investment Management Agreement or the Master Purchase Agreement shall be made solely by the General Partner. The General Partner’s decision-making authority and control includes, without limitation, the following:

(i) the making of any Investment, including the material terms thereof or otherwise engaging in any aspect of the Partnership’s business as described in Section 2.4;

(ii) modification of the terms of any Investment agreements or documents related to any such Investment;

(iii) retention of (and any fee paid, or to be paid, in respect of) third party service providers;

(iv) sale, disposition, Transfer, pledge or hypothecation of, or determination of resolution strategies relating to, all or any portion of any Investment, or entering into a binding commitment to do any of the foregoing;

(v) formation of any Investment Vehicle;

(vi) determination of the Gross Asset Value of any asset or liabilities of the Partnership;

(vii) transactions, the purpose of which is to hedge against currency fluctuations or interest rate fluctuations associated with any Investment;

(viii) establishment of Reserves;

(ix) the bringing, compromising, settling and defending of actions at law or in equity;

(x) except as expressly provided herein, the Partnership, any of its Subsidiaries or any Investment Vehicle (A) making or revoking any of the elections under the Code (or state, local or foreign tax law) that are made at the Partnership (or Subsidiary or Investment Vehicle) level, (B) requesting and obtaining interpretative or exceptive advice and orders from, or engaging in discussions with respect to any tax matter with, Federal, state and local or foreign taxing authorities or (C) taking any other action with respect to any tax matter;

(xi) making any Distributions of assets or property of the Partnership other than in cash;

(xii) except as expressly provided herein, take any action that, in the reasonable judgment of the General Partner at the time such action is taken, will cause the dissolution of the Partnership;

(xiii) distribute Available Cash pursuant to Section 5.1;

(xiv) select or replace the Partnership’s or any of its Subsidiaries’ auditors or change the Partnership’s or any of its Subsidiaries’ Fiscal Year;

(xv) change the name of the Partnership, any Subsidiary or any Investment Vehicle;

(xvi) exercise the Partnership’s rights or remedies under the Investment Management Agreement;

(xvii) incur, guaranty, prepay, in whole or in part, refinance, renew, modify or extend any indebtedness for borrowed money (including, without limitation, capitalized lease obligations relating to the Partnership, any of its Subsidiaries, or any Investment Vehicle or the Investments), or release any liens or encumbrances on any property or asset;

(xviii) disseminate any press releases or make any external communications naming the General Partner or its Affiliates; or

(xix) agree to do, or enter into any agreement to do, any matters similar to those listed in clauses (i) through (xviii) of this Section 6.1(a).

Notwithstanding anything contained in this Section 6.1(a) or elsewhere in this Agreement to the contrary, the approval by the General Partner of any action taken by the Partnership shall not limit or otherwise affect the obligations or liabilities of the Manager or any other Partner under this Agreement, nor shall such approval act as a waiver thereof.

(b) Right of the General Partner to Compel Sale of Investments or the Partnership; Mandatory Sale and Liquidation. Notwithstanding anything to the contrary in this Agreement, the Investment Management Agreement or the Master Purchase Agreement, the General Partner shall have full control over the sale, Transfer, liquidation or other disposition of Investments, including the right to compel the sale, Transfer, or liquidation of all, or a part of, the Investments and/or the sale of the Partnership at any time. If at any time the General Partner seeks to sell, Transfer, liquidate or dispose all or part of the Investments or to sell the Partnership pursuant to this Section 6.2(b), the General Partner shall give written notice (the “Sale Notice”) thereof to the Limited Partners and the Manager at least fifteen (15) days prior to such sale. The Sale Notice shall identify the Investment(s) that the General Partner seeks to sell at such time (the “Subject Assets’’), or, in the case of a sale of the Partnership that the General Partner desires to sell the Partnership, and the proposed date of such sale. Thereafter, the Subject Assets or the Partnership, as the case may be, shall be sold on arm’s-length terms in accordance with processes and procedures established by the General Partner in its reasonable discretion and at the Partnership’s expense. The Partners and the Manager shall fully cooperate with, and be permitted to bid in, such sale. Each Subject Asset or the Partnership, as the case may be, shall be sold to the highest cash bidder in such sale process.

(c) Operation of the Partnership as a Separate Enterprise. The General Partner shall, consistent with the terms of this Agreement, cause the Partnership to conduct its business and operations separate from that of any other Person, including, without limitation, any of the Partners, the Manager or any of their respective Affiliates, including, (i) segregating Investments and not allowing funds or other Investments of the Partnership to be commingled with the funds or other assets of, owned by or registered in the name of, any other Person; (ii) maintaining books, bank accounts and financial records of the Partnership separate from those of any other Person; (iii) observing all Partnership procedures and formalities, including maintaining current records of Partnership affairs and minutes of Partnership meetings and written consents of the Partners; (iv) acting on behalf of the Partnership pursuant to, and in accordance with, this Agreement; (v) causing the Partnership to pay its liabilities from the assets of the Partnership; and (vi) causing the Partnership to conduct its dealings with third parties in its own name and in all respects hold itself out as a separate and independent legal entity.

Section 6.3 Maintenance of Entity Status.

(a) Tax Classification. The Partners (including the Manager) shall cause the Partnership to comply with such conditions as may be required from time to time to have the Partnership treated as a partnership for federal, state and local income tax purposes and not as an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

(b) State Compliance. The Partners (including the Manager) shall: (i) take all action which shall be necessary or appropriate for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware and any jurisdiction in which the Partnership does business, including, without limitation, the execution, delivery and filing of any necessary or advisable amendments or restatements to the Certificate and any other certificates, notices, statements or other instruments (and any amendments or statements thereof) necessary or advisable for the operation of the Partnership in all jurisdictions where the Partnership may elect to do business, and (ii) refrain from taking any action that would adversely affect the limited liability of the Limited Partners.

Section 6.4 Manager Certifications. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate issued by the Partnership that is signed by the General Partner as to any of the following: (i) the identity of any Partner, the Manager, or any officer or other agent of the Partnership; (ii) the existence or nonexistence of any fact or facts which constitute(s) a condition precedent to acts by the General Partners or the Manager or which is in any other manner germane to the affairs of the Partnership; (iii) the Person or Persons authorized to execute and deliver any instrument or document of the Partnership; or (iv) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership.

Section 6.5 Officers. The Partnership may have such officers as may be appointed from time to time by the General Partner. Except to the extent set forth in an employment agreement, each officer shall serve until such time as he or she is removed by the General Partner (and if appointed by another officer, at the pleasure of the appointing officer). The same individual may hold any two (2) or more offices. The initial officers of the Partnership are listed on Schedule 4 hereto. The General Partner may designate signatories to execute documents for and on behalf of the Partnership. Each of the initial officers is authorized to execute for an on behalf of the Partnership this Agreement, the Investment Management Agreement, the Master Purchase Agreement, the Letter Agreement and each agreement or document related to any of the foregoing.

Section 6.6 Exculpation and Indemnification.

(a) Indemnification; Advancement of Expenses. Each Partner and officer of the Partnership, or any member, partner, manager, director or officer of its Subsidiaries serving in such capacity at the Partnership’s direction or request (any of the foregoing, an “Indemnitee”) shall, to the fullest extent permitted or required by the Act, as amended from time to time, or other applicable law, be exculpated from, and indemnified and defended by, the Partnership against any Indemnifiable Losses that in any way relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Partnership or such Indemnitee acting on behalf of the Partnership, including, without limitation, any Indemnifiable Losses that the General Partner may suffer or incur under applicable law in respect of its capacity as a general partner of a limited partnership, except to the extent such Indemnifiable Losses, as finally determined by a court of competent jurisdiction, are attributable to (i) such Indemnitee’s acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (ii) such Indemnitee having derived an improper personal benefit from any transaction. The Partnership shall advance expenses incurred by such Indemnitee upon the receipt by the Partnership of the signed statement of such Indemnitee agreeing to reimburse the Partnership for such advance in the event it is ultimately determined that such Indemnitee is not entitled to be indemnified by the Partnership for such expenses.

(b) Exculpation. Except with respect to the General Partner as required by applicable law, including, without limitation, any Indemnifiable Losses that the General Partner may suffer or incur under applicable law in respect of its capacity as a general partner of a limited partnership, no Indemnitee shall be liable to the Partnership or its Partners for monetary damages for an act or omission in such Person’s capacity as a Partner or as an officer or in the capacity as a member, partner, manager, director or officer of any Subsidiary, except to the extent such damages, as finally determined by a court of competent jurisdiction, are attributable to (i) such Indemnitee’s acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (ii) such Indemnitee having derived an improper personal benefit from any transaction. If the Act is amended to authorize further elimination of or limitations on the liability of Persons serving in the capacity as Indemnitees, then the liability of each such Indemnitee shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Section 6.6 shall not adversely affect the right or protection of such Indemnitee existing at the time of such repeal or modification.

(c) Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to this Section 6.6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, approval of the Partners or otherwise.

(d) Insurance. The Partnership and its Subsidiaries may purchase and maintain insurance on behalf of any Person who is or was a Partner, officer, employee or agent of the Partnership, or is or was serving at the request of the Partnership as a member, partner, manager, director, officer, employee or agent of another Organization, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not he or she would be entitled to indemnity against such liability under the provisions of this Section 6.6.

(e) Beneficiaries. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.6 shall continue as to a Person who has ceased to be a Partner, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(f) Limitations on Exculpation and Indemnification. For the avoidance of doubt, nothing in this Section 6.6 shall limit or affect a Person’s obligations under this Agreement, the Investment Management Agreement, the Master Purchase Agreement or the Letter Agreement to make any payment or otherwise abide by any such agreement.

Section 6.7 Limitations on Liability. Except with respect to the General Partner as required by applicable law, including, without limitation, any Indemnifiable Losses that the General Partner may suffer or incur under applicable law in respect of its capacity as a general partner of a limited partnership, neither the Partners, nor any officer or agent of the Partnership (including a Person serving in more than one such capacity), shall be liable for any debts, obligations or liabilities of the Partnership or any other Partner, whether arising in tort, contract or otherwise, solely by reason of being a Partner, officer or agent or acting (or omitting to act) in such capacities or participating (as an employee, consultant, contractor or otherwise) in the conduct of the business of the Partnership; provided, however, that the foregoing shall not eliminate or limit the liability of such Partner, officer or agent of the Partnership, as finally determined by a court of competent jurisdiction (1) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (2) for any transaction from which such Partner, officer or agent of the Partnership derived an improper personal benefit. The failure of the Partnership to observe any formalities relating to the exercise of its powers or management of its business or affairs under this Agreement shall not be a ground for imposing personal liability on any Partner for the obligations and liabilities of the Partnership.

ARTICLE VII
LIMITED PARTNERS

Only the General Partner and such officers, employees or other agents of the Partnership authorized by the General Partner (or as otherwise provided herein) shall have the authority to bind the Partnership or have any rights or powers to conduct the business or affairs of the Partnership except conferred on the Limited Partners by the Act or other applicable law or as otherwise set forth in the Investment Management Agreement. Any act of a Limited Partner in contravention of this Article VII shall be null and void and without force or effect.

ARTICLE VIII
BOOKS AND RECORDS; CERTAIN COVENANTS

Section 8.1 Books and Records. The General Partner shall cause the Partnership to maintain at the Partnership’s principal place of business separate books of accounts which shall show a complete and accurate record of the assets, liabilities, transactions and financial condition of the Partnership and each of its Subsidiaries, including the costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of, and transactions by, the Partnership and the operation of its business and affairs in accordance with (a) GAAP; (b) Federal income tax accounting rules as provided in this Agreement and (c) the reports prepared and provided by the General Partner. The accounting methods of the Partnership shall be consistently applied.

Section 8.2 Financial Statements and Other Reports. The General Partner shall use commercially reasonable efforts to distribute to the Partners the following reports at the indicated times:

(a) Tax Information. As soon as practicable, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Partnership, such information concerning the Partnership (including Schedule K-1 or successor schedule) as is necessary for a Partner to complete and file its Federal, state and local tax reporting requirements.

(b) Financial Information. Within one hundred twenty (120) days after the end of each Fiscal Year of the Partnership, a written annual report containing the financial statements of the Partnership for such Fiscal Year audited by the Partnership’s accountants. To the extent that any information required to be included in a report or furnished to a Partner pursuant to this Section 8.2 is reasonably available only from the Manager and is not furnished by the Manager on a timely basis, the General Partner shall be authorized to omit such information from such report or to include in its stead such information as is available to the General Partner without unreasonable effort or expense.

Section 8.3 Copies of Amendments to Partners. The General Partner shall mail to the Partners copies of any amendment to this Agreement, including amendments to Schedule 2 or 3 hereto, promptly upon the adoption of any such amendment.

Section 8.4 Partner Register. The Partnership shall maintain at its principal office a register listing the names, addresses and business telephones and facsimile numbers and e-mail addresses (to the extent of any e-mail addresses) of the Manager, all Partners and Assignees, the Interests owned by each Partner, Assignee or other Person, and a description of all Transfers made thereof, and any other relevant information pertaining to the equity ownership of the Partnership. Such register shall be in alphabetical order, readily readable and updated at least quarterly to reflect changes with respect to the information reported therein. Upon written request of a Partner, the General Partner shall cause to be delivered to such Partner a copy of the register as soon as practicable thereafter.

Section 8.5 Right of Inspection.

(a) Each Partner, or the authorized representative(s) thereof, shall have access to and may inspect, photocopy and conduct audits of all books, records, accounts and materials of the Partnership. The exercise of the rights contained in this Section 8.5 shall be made at such times that may be reasonably arranged. Each Partner shall bear the costs and expenses related to that Partner’s exercise of the rights provided under this Section 8.5, except as otherwise permitted by the General Partner in its sole discretion. An audit may be conducted by any Person or Persons that Partner selects at such Partner’s cost.

(b) Subject to such reasonable standards as may be established by the General Partner, each Limited Partner shall have the rights set forth in Section 17-305 of the Act.

Section 8.6 Audit Assistance. In the event that the income tax returns of any of the Partners as they relate to any Interest herein shall be audited, investigated, reviewed or questioned by the Internal Revenue Service, the Partnership shall promptly supply to such Partners all reasonably available books, records and financial information as may be necessary or required to substantiate the entries on such tax return.

Section 8.7 Confidentiality; Proprietary Rights; No Solicitation.

(a) Each Partner and the Manager shall, and shall cause its Affiliates to, keep confidential any Confidential Information regarding the Partnership, any of the Partnership’s, its Subsidiaries’, its Partners, the Manager and any activity conducted or proposed to be conducted by the Partnership, its Subsidiaries, its Partners or the Manager, use such Confidential Information only in relation to the Partnership or any of its Subsidiaries as expressly permitted by this Agreement and shall not disclose such Confidential Information to any third-party without the prior written consent of the other Partners, the Manager (to the extent such Confidential Information relates solely to the Manager) or the Partnership, as applicable. Each Partner and the Manager shall maintain the Confidential Information of the other Partners or the Manager (to the extent such Confidential Information relates solely to the Manager) and the Partnership or any of its Subsidiaries in confidence using at least the same degree of care as it employs in maintaining in confidence its own proprietary and confidential information, but in no event less than a reasonable degree of care.

(b) For the purpose of this Section 8.7, the term “Confidential Information” shall include all data, reports, interpretations, forecasts and records, financial or otherwise, including or reflecting information about or concerning the Partnership, its Subsidiaries, any Partner or any Affiliate of such Partner, the Manager, the business of the Partnership, its Subsidiaries, any Partner or any Affiliate of such Partner, or the Investments (including any material received regarding prospective Investments or Investments which may be used by the Partnership, the Manager or any of its Subsidiaries) which is not available to the general public (whether received before or after the Effective Date and whether transmitted orally or in writing), including this Agreement, the Investment Management Agreement, the Master Agreement, the Letter Agreement and all agreements and documents related hereto or thereto on the terms of any of the foregoing, and the identity of any Partner or its Affiliates, and including the systems, processes and procedures of the Manager in evaluating, acquiring, servicing and disposing Eligible Investments, and all improvements or modifications thereto (the “Manager Information”). The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by any Partner or the Manager; (ii) was or becomes available to a Partner or the Manager on a non-confidential basis from a source other than the Partnership, the Manager or the other Partners; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Partnership or any other Person with respect to such information; (iii) is developed by the receiving Partner or the Manager independently of, or was known by the receiving Partner or the Manager prior to, any disclosure of such information made by the disclosing Partner or the Manager; (iv) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Partnership, the disclosing Partner, or the Manager, as applicable, and the Partnership, the disclosing Partner, or the Manager, as applicable, has had a reasonable opportunity to oppose such disclosure; or (v) is disclosed with the written consent of the disclosing Partner or the Manager (to the extent such Confidential Information relates solely to the Manager or is Manager Information).

(c) Notwithstanding Section 8.7(b), the Partnership shall be permitted to disclose to any potential purchaser of one or more Investments or the Partnership, in connection with any due diligence investigation by such purchaser, the Manager Information; provided that such potential purchaser agrees to execute a non-disclosure agreement agreeing to keep such Manager Information confidential.

(d) Notwithstanding anything contained herein to the contrary, LPH and the Manager shall not, and shall cause its Affiliates not to, publicize or use the names set forth on Schedule 5 hereto, or any other similar names or derivatives thereof in connection with its advertisement, business or in any manner or take any action that may imply any relationship between the Manager and the General Partner, without the prior written consent of the General Partner.

(e) Except as otherwise contemplated herein and to the extent otherwise necessary to operate the business of the Partnership under its name, the General Partner and Mammoth shall not, and shall cause their respective Affiliates not to, publicize or use the “Life Partners” name or take any action that may imply any relationship between the Manager and the General Partner, without the prior written consent of the Manager.

(f) During the term of the Investment Management Agreement and for a period of one (1) year thereafter, no Partner or its Affiliates shall solicit or offer to employ any employee, manager, director or officer of the Manager; provided, however, that nothing in this Section 8.7(f) shall restrict or limit any Partner or its Affiliates from: (i) soliciting or hiring any employee, manager, director or officer of the Manager whose employment or relationship with the Manager was terminated by the Manager; or (ii) engaging in general solicitations not specifically directed at any employee, manager, director or officer of the Manager.

(g) The Partnership and each Partner acknowledge that LPH is a publicly traded company and that the financial information pertaining to the Partnership and LPH’s participation herein may constitute material non-public information. During the term of this Partnership and so long thereafter as any Partner is in possession of material, non-public information relating to LPH, neither the Partnership (nor such Partner or their Affiliate) shall engage in any transactions involving the securities of LPH.

ARTICLE IX
TRANSFERS OF INTERESTS; WITHDRAWAL

Section 9.1 Transfers of Interests.

(a) Restriction on Transfers. Except as otherwise provided in this Agreement, no Partner or Assignee shall Transfer all or any portion of that Partner’s or Assignee’s Interest, except upon the prior written authorization of all Partners. Such authorization may specify the rights and obligations the transferee shall have, including whether the transferee to whom an Interest has been Transferred is to be admitted as a Substituted Partner or have only the rights of an Assignee. If, however, the authorization does not specify otherwise, the transferee shall be admitted as a Substituted Partner. Notwithstanding any of the foregoing, the General Partner and/or Mammoth shall be entitled to Transfer all or any portion of its respective Interest at any time to any Person that is an Affiliate of the General Partner and/or Mammoth, and such transferee shall be admitted as a Substituted Partner, without the consent of any Partner, and the General Partner and/or Mammoth may grant an Assignee interest in all or a portion of the Interests held by such Partner to one or more Persons without the consent of any Partner so long as such Person is not a direct competitor of LPH. Notwithstanding any restriction on Transfers set forth in this Agreement, LPH may grant an Assignee Interest in a portion of the Interest held by LPH to one or more Persons; provided, however, that (i) the first [* * *] of Mandatory Capital Contributions required to be funded by LPH under this Agreement shall be funded exclusively by LPH’s capital and prior to such time as such Mandatory Capital Contributions have been so funded, LPH shall not have the right to grant an Assignee Interest without the prior written consent of the General Partner, (ii) the General Partner shall have the right to consent to such Assignee, which consent shall not be unreasonably withheld (it being understood that such consent may be conditioned upon, among other things, satisfactory background checks on the proposed Assignee and its principals, and (iii) LPH shall at all times be the principal contact as to the Partnership and the other Partners in respect of LPH’s Interest, whether or not LPH grants an Assignee Interest pursuant to this sentence. If a Partner desires to so Transfer all or any portion of such Partner’s Interest as permitted in this Section 9.1(a), each Partner and the Partnership shall provide any and all requested consents, information and other relevant materials and otherwise cooperate with the exercise of such right.

(b) Right of First Offer; Encumbrances on Interests.

(i) Notwithstanding anything contained herein to the contrary, in the event LPH or any of its Affiliates desires to obtain financing with respect to any payment obligations that LPH or its Affiliates has under this Agreement, the Investment Management Agreement, the Master Purchase Agreement or the Letter Agreement, as the case may be, LPH shall, and shall cause its Affiliates to, offer Mammoth and/or one or more of its Affiliates, in writing, the right to provide such financing prior to obtaining any such financing from any other Person, on terms reasonably acceptable to the parties. Mammoth shall have ten (10) Business Days following receipt of written notice from LPH or its Affiliates to provide LPH or its Affiliates with written notice indicating whether Mammoth and/or one or more of its Affiliates or designees will (i) exercise its right to offer to provide such financing on terms more particularly set forth in such written notice by Mammoth to LPH or its Affiliates or (ii) elect in writing not to provide the financing on any terms. In the event Mammoth: (A) fails to provide an acceptance notice on or prior to the expiration of such 10-Business Day period; or (B) on or prior to the expiration of such 10-Business Day period, provides notice of its election not to provide such financing; or (C) the terms of Mammoth’s notice are not acceptable to LPH, then, in the case of each of (A), (B) or (C), LPH or its Affiliates shall have the option, but not the obligation, to obtain such financing from another Person on terms that are not more favorable to the financing source than those offered by Mammoth or its Affiliate or designee, as applicable; provided that such Person is not a direct competitor of Mammoth or any of its Affiliates; and provided, further, that LPH or its Affiliates shall inform Mammoth of the name of such Person and Mammoth shall have the right to consent to such Person acting as a financing source, which consent shall not be unreasonably withheld. In the event Mammoth provides an acceptance notice to LPH or its Affiliates on a timely basis exercising its right to provide such financing, Mammoth and/or one or more of its Affiliates or designees providing such financing, and, if the terms of Mammoth’s notice are acceptable to LPH, LPH or its Affiliates, as applicable, shall enter into such customary agreements, documents, certificates or instruments necessary and appropriate to provide such financing, containing customary representations, warranties, covenants and indemnities for transactions of such kind, and in each case subject to the reasonable approval of Mammoth and/or its Affiliates providing such financing.

(ii) In connection with any financing consummated in accordance with this Section 9.1(b), LPH may pledge its Interest in the Partnership as collateral for such financing; provided, however, that such pledge (x) shall only be as an Assignee in respect of LPH’s Interest and (y) shall be subordinate and subject to Mammoth’s rights under Section 9.6 to acquire LPH’s Interest free and clear of all liens, claims and encumbrances, with the payment of the proceeds of sale pursuant to Section 9.6 payable to such pledgee (it being acknowledged that if such sale proceeds are less than the amount then due to the pledgee, the pledgee’s security interest and lien on the collateral shall nonetheless be released and removed and if such sale proceeds exceed the amount then due to the pledgee, the pledge shall remit the excess to LPH). General Partner agrees to execute such agreements as may be reasonably requested by the lender(s) of any such financing in order to provide for the creation and perfection of such pledge.

(c) `Rights and Obligations of Transferor and Substituted Partner. A Substituted Partner shall have all the rights and powers, and shall be subject to all the restrictions and liabilities, of the Partner from whom the Transferred Interest was acquired relative to such Transferred Interest. The admission of a Substituted Partner, without more, shall not release the transferor Partner from any liability with respect to the Transferred Interest (or otherwise) that may have existed prior to the substitution of interest.

Section 9.2 Unauthorized Transfers. Any purported Transfer of any Partner’s or Assignee’s Interest which does not comply with the conditions set forth in this Agreement (an “Unauthorized Transfer”) shall be null and void and of no force or effect whatsoever; provided, however, that if the Partnership is required under the Act or other applicable law (including under any Bankruptcy Law, law of successions or by reason of a separation agreement or divorce, equitable or community or marital property distribution, judicial decree or other court order relating to the division or partition of property between spouses), as reasonably determined by the General Partner or by a court of competent jurisdiction to recognize an Unauthorized Transfer (or if all of the Partners elect to recognize such Unauthorized Transfer for the limited purposes provided in this Section 9.2), the Person to whom such Interest is Transferred shall have only the rights of an Assignee with respect to the Transferred Interest. Any Distributions with respect to such Transferred Interest may be applied (without limiting any other legal or equitable rights of the Partnership) towards the satisfaction of any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.

Section 9.3 Rights of Assignees. An Assignee is not a Partner and shall be entitled only to allocations pursuant to Article IV, and Distributions in accordance with this Agreement with respect to the Interest in the Partnership that has been Transferred to such Assignee. An Assignee shall (i) have no right to vote or otherwise participate in Partnership matters, (ii) take no part in the management of the Partnership’s business and affairs or transact any business on behalf of the Partnership, (iii) have no right to any notices provided hereunder, (iv) have no power to sign on behalf of, or to bind, the Partnership, (v) have no right to any information or accounting of the affairs of the Partnership, (vi) not be entitled to inspect the books or records of the Partnership, and (vii) not have any other rights of a Partner under the Act or this Agreement other than those described in the first sentence of this Section 9.3.

Section 9.4 Withdrawal of Partners. Except as provided herein, a Partner shall have no right to dissociate or withdraw as a Partner from the Partnership.

Section 9.5 Certain Transfers Prohibited. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not authorize any Partner or Assignee to Transfer all or any portion of that Partner’s or Assignee’s Interest, if the General Partner reasonably determines that such Transfer could cause the Partnership to be treated as a “publicly traded partnership” that would be subject to tax as a corporation for U.S. Federal income tax purposes. Any purported Transfer that is not authorized because of such a determination by the General Partner shall be void in accordance with Section 9.2 hereof.

Section 9.6 Purchase of LPH’s Interests.

(a) Purchase at Book Adjusted Value. In the event the Manager is terminated as the Manager under Article XI of the Investment Management Agreement or any other investment management agreement entered into between a New Partnership and the Manager (as contemplated by the Letter Agreement), as a result of a Cause Event (as defined therein) (a “Book Value Trigger Event”), upon receipt of a Call Notice from Mammoth or its Affiliates, as the case may be (each, a “Purchasing Party”), LPH shall be irrevocably required to sell, transfer and assign all of its Interests to the Purchasing Party or Purchasing Parties, as the case may be, at a price equal to (A) the lesser of (x) LPH’s then current [* * *]; and (y) the [* * *] less (B) an amount equal to the product of: (i) the sum of (x) the[* * *] and (y) the [* * *] and (ii) [* * *].

(b) Purchase at Adjusted Fair Market Value. In the event the Manager: (x) shall cease acting as Manager under Article XI of the Investment Management Agreement or any other investment management agreement entered into between a New Partnership and the Manager (as contemplated by the Letter Agreement), as a result of an Event of Default (as defined therein), other than as a result of a Cause Event; or (y) such Investment Management Agreement or other investment management agreement entered into between a New Partnership and the Manager (as contemplated by the Letter Agreement) shall otherwise be terminated other than as a result of a Cause Event (either event, a “Fair Value Trigger Event”), upon receipt of a Call Notice from the Purchasing Party or Purchasing Parties, as the case may be, LPH shall be irrevocably required to sell, assign and transfer all of its Interests to the Purchasing Party or Purchasing Parties, as the case may be, at a price equal to (A) the [* * *], less (B) an amount equal to the product of: (i) the sum of (x) the[* * *] and (y) the [* * *] and (ii) [* * *]. For the avoidance of doubt, in the event of a purchase of LPH's interest pursuant to this Section 9.6(b), the price payable to LPH shall include the value of the Performance Allocation, if any, due to LPH, in a manner consistent with the definition of “Fair Market Value.” All reasonable costs and expenses associated with the determination of the Fair Market Value shall be borne solely by the Partnership, except as provided in Section 9.6(d).

(c) Call Notice. At any time following a Book Value Trigger Event or Fair Value Trigger Event, the Purchasing Party or Purchasing Parties, as the case may be, may provide LPH with written notice (a “Call Notice”), which Call Notice shall specify: (i) whether the purchase right hereunder is based on a Book Value Trigger Event or Fair Value Trigger Event; (ii) if a Book Value Trigger Event, the amount of LPH’s then-current Capital Account balance and the Book Value attributable to LPH’s Interests, (iii) if a Fair Value Trigger Event, the Fair Market Value of LPH’s Interests, as determined by the Purchasing Party or Purchasing Parties, as the case may be, and (iv) the amount of the deduction pursuant to Section 9.6(a)(B) or Section 9.6(b)(B) ass determined by the Purchasing Party or Purchasing Parties, as the case may be. Notwithstanding anything contained herein or in the Investment Management Agreement to the contrary, upon the occurrence of an Event of Default resulting from a Bankruptcy of LPH or the Manager, as set forth in Section 11.2(a) of Investment Management Agreement or any other investment management agreement as contemplated under the Letter Agreement, the Purchasing Party shall be deemed to have automatically delivered a Call Notice to LPH upon the occurrence of such Event of Default with the detail of such Call Notice to follow as soon as reasonably practicable thereafter.

(d) Dispute Resolution. In the event LPH, in good faith, disagrees with the Fair Market Value attributed by the Purchasing Party or Purchasing Parties, as the case may be, to LPH’s Interests, LPH shall provide such Person with written notice (a “Dispute Notice”) within 10 days following receipt of the Call Notice, which Dispute Notice shall state, in reasonably sufficient detail, the grounds for such dispute and a reasonable calculation of LPH’s determination of the Fair Market Value, including any relevant information used by LPH in making such determination. During the 10-day period following receipt of the Dispute Notice (the “Resolution Period”), the Purchasing Party or Purchasing Parties, as the case may be, and LPH shall use their good faith efforts to resolve such dispute and mutually agree upon a Fair Market Value. In the event that the Purchasing Party or Purchasing Parties, as the case may be, and LPH are unable to resolve such dispute within the Resolution Period, the Purchasing Party or Purchasing Parties, as the case may be, and LPH, will submit such dispute for resolution to a mutually agreed upon third party knowledgeable and experienced in providing valuations of the type required by this Section 9.6(d) of recognized standing in the industry (the “Interest Valuer”); provided, however, that if the Purchasing Party or Purchasing Parties, as the case may be, and LPH cannot mutually agree upon an Interest Valuer within the 10-day period following the expiration of the Resolution Period, the Purchasing Party or Purchasing Parties, as the case may be, on the one hand, and LPH, on the other hand, shall each select a third party knowledgeable and experienced in providing valuations of the type required by this Section 9.6(d) of recognized standing in the industry, and each such Person shall mutually select the Interest Valuer, which selection shall be binding on each Purchasing Party and LPH. The Interest Valuer shall promptly (but in any event within 30 days following its appointment) determine the Fair Market Value, which determination shall be delivered in writing to each Purchasing Party and LPH and shall be conclusive and binding on each Purchasing Party and LPH. The fees and disbursements of the Interest Valuer shall be borne equally by the Purchasing Parties, on the one hand, and LPH, on the other hand. Notwithstanding any provision of this Agreement to the contrary, Fair Market Value shall be determined as of the date of the Call Notice and during the pendency of the determination of Fair Market Value, LPH shall not have any rights in respect of the subject Interests, including, without limitation, the right to receive Distributions, other than to receive the sales proceeds for such Interests upon the closing of the purchase contemplated by this Section 9.6.

(e) Closing. The closing of any purchase of the Interests of LPH by the Purchasing Party or Purchasing Parties, as contemplated by this Section 9.6, shall occur promptly, but in no event later than thirty (30) days following delivery of the Call Notice, subject to any extensions to obtain required governmental approval, if applicable, or to await the dispute resolution of the Fair Market Value by the Interest Valuer as provided in Section 9.6(d), if applicable. The Purchasing Party or Purchasing Parties, on the one hand, and LPH, on the other hand, shall enter into customary agreements with customary representations, warranties, covenants and indemnities for transactions of this kind (other than with respect to the Partnership and its business), and take all appropriate actions, to effect the purchase of the Interests. The Purchasing Party or Purchasing Parties shall acquire good title to the Interests of LPH pursuant to this Section 9.6 free and clear of any and all liens, claims or encumbrances.

(f) Effect of Repurchase. Upon delivery of a Call Notice, LPH shall cease to (i) be a Partner of the Partnership and (ii) have any rights or entitlements under this Agreement, other than the right to receive proceeds from the sale of the Interests under this Section 9.6.

ARTICLE X
DISSOLUTION AND WINDING UP

Section 10.1 Dissolution Events. The Partnership shall dissolve and shall commence winding up and liquidation upon the first to occur of: (i) the approval of the General Partner; (ii) the entry of a decree of judicial dissolution of the Partnership pursuant to Section 17-802 of the Act; or (iii) the expiration of the term established under Section 2.5 (each, a “Dissolution Event”). The dissolution of the Partnership pursuant to this Section 10.1 shall be effective on the date such Dissolution Event occurs, but the Partnership shall not terminate until the Partnership’s business and affairs have been wound up as provided herein. Except as provided in this Section 10.1, the Partnership shall not dissolve due to the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Partner or under any other circumstances subject to mandatory provisions of the Act.

Section 10.2 Winding Up. Upon the occurrence of a Dissolution Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners, and the Partners shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Partnership’s business and affairs have been wound up pursuant to this Section 10.2 and the Partnership is terminated in accordance with the Act. The General Partner (or if appointed by the General Partner, a liquidator, as the case may be) shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership’s liabilities and Investments, shall cause the Investments to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and Distributed in the following order and priority:

(i) Creditors. First, to the payment (or reasonable provision therefor) of all of the Partnership’s debts and liabilities to creditors of the Partnership (including the Partners who are creditors, if any) in the order of priority provided by law, whether by payment or the making of reasonable provision for payment thereof, which may include the setting up of such reserves as the General Partner (or liquidator, as the case may be) with the approval of the Partners may deem necessary for any obligations or contingent liabilities of the Partnership, and the General Partner (or liquidator) may hold such reserves for such period that they shall reasonably deem advisable for the payment of such obligations and liabilities as they become due and at the expiration of such period, the balance of such reserves, if any, shall be Distributed as provided in this Section 10.2; and

(ii) Liquidating Distributions. The balance, if any, to the Partners in accordance with Section 5.1 subject to the other provisions of Article V.

The costs and expenses relating to the winding up of the Partnership shall be borne by the Partnership.

Section 10.3 Final Accountings. Upon both the dissolution and termination of the Partnership, a proper accounting shall be made by the Partnership from the date of the last previous accounting to the date of the dissolution or termination, as the case may be.

Section 10.4 Capital Account Deficit Balance Restoration Obligation. In no event shall any Partner be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in such Partner’s Capital Account upon the dissolution or liquidation or at any other time of either the Partnership or such Partner’s Interest except to the extent such Partner expressly agrees thereto in writing with the Partnership.

Section 10.5 Certificate of Cancellation. On completion of the Distribution pursuant to Section 10.2, the Partnership is terminated, and the General Partner (or liquidator, as the case may be) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and cancel any other filings and take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI
REPRESENTATIONS AND WARRANTIES

Section 11.1 General. Each Partner, for the benefit of the other Partners and the Partnership, hereby makes each of the following representations and warranties applicable to such Partner, on and as of the date hereof.

(a) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of such Partner, enforceable against such Partner in accordance with its terms.

(b) No Conflict with Restrictions; No Default. The execution, delivery and performance of this Agreement by such Partner does not (and will not) conflict with, violate or result in a breach of (i) any law, regulation, order, writ, injunction, decree, determination or award of any court, any other Governmental Authority or any arbitrator, now applicable to such Partner or any of its Affiliates or (ii) any of the terms of any agreement or instrument to which such Partner or any of its Affiliates is a party or is bound.

(c) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Partner, threatened against or affecting such Partner or any of its Affiliates (or any of their properties, assets or businesses) in any court or before or by any Governmental Authority, or any arbitrator which could, if adversely determined, reasonably be expected to materially affect such Partner’s ability to perform its obligations under this Agreement or its financial condition. Neither such Partner nor any of his or its Affiliates has received any notice of any default, and neither such Partner nor any of his or its Affiliates is in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any other Governmental Authority or any arbitrator which could reasonably be expected to materially affect such Partner’s ability to perform its obligations under this Agreement or its financial condition.

(d) Investigation and Suitability. Such Partner (i) is financially able to bear all the risks of owning the Interests such Partner is acquiring for an indefinite period of time; (ii) has such knowledge and experience in financial and business matters to be able to evaluate the merits and risks of the acquisition of the Interests and of making an informed investment decision with respect thereto; (iii) has been provided, or has had access to, all information such Partner has requested of the Partnership in connection with the acquisition of the Interests; (iv) has been afforded the opportunity to ask questions of, and receive answers from, the Partnership concerning the terms and conditions of this Agreement and the purchase of the Interests; (v) has been given the opportunity to obtain any additional information necessary to verify the accuracy of the information furnished by, or on behalf of, the Partnership; (vi) is acquiring the Interests based upon such Partner’s own investigation of such relevant information (including the foregoing) that it deems to be necessary or desirable and, in connection therewith, has received the full cooperation of, and assistance from, the Partnership; and (vii) has consulted, to the extent that such Partner has deemed necessary, with its tax, legal, accounting and financial advisors concerning its acquisition of its Interests. The exercise by such Partner of its rights and the performance of its obligations under this Agreement is based upon such Partner’s own investigation, analysis and expertise.

(e) Purchase for Own Account. Such Partner’s acquisition of said Interests is being made for that Partner’s own account for investment, and not with a view to the sale or distribution thereof. Such Partner acknowledges that the Interests that they represent, have not been registered under the Securities Act, or any foreign, state or other federal securities laws, and, in addition to the other restrictions contained herein, any Transfer or offer to Transfer thereof may require appropriate registration or the availability of an exemption from such registration under said laws and the regulations issued thereunder and, therefore, is aware that the financial risks of such investment must be borne for an indefinite period of time.

Section 11.2 Survival. The foregoing representations and warranties by each Partner set forth in Section 11.1 shall survive the execution of this Agreement and shall not be released or waived as a result of any subsequent admission of a Substituted Partner or Transfer of any Interest.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Notices. Any notice, payment, demand or communication (collectively, a “Notice”) required or permitted to be given by this Agreement or applicable law shall be in writing and sent by first class mail, overnight courier, hand delivery or telephone conversation or e-mail; except, unless waived by the recipient, if such Notice is made by telephone conversation or e-mail, such telephone conversation or e-mail shall be followed within forty-eight (48) hours thereof by written notice sent by first class mail, overnight courier or hand delivery. Charges for any Notice hereunder shall be prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners or the Partnership, as the case may be:

(a) if to the Partnership, to the Partnership at the address of its principal place of business set forth in Section 2.3(a); and

(b) if to a Partner, to the address set forth in Schedule 2 hereto unless the General Partner or an appropriate officer has been notified in the manner provided in this Section 12.1 by a Partner of a change in such Partner’s address for receiving notices hereunder, then to the address most recently designated by such Partner in the manner provided in this Section 12.1(b).

Unless otherwise indicated herein, any Notice shall be deemed to be delivered, given and received for all purposes as of the date delivered, or if sent by first class mail, five (5) days after the date on which the same was deposited in a receptacle, regularly maintained by the United States Postal Service for the deposit of mail, whichever occurs first.

Section 12.2 Tax Matters.

(a) Tax Matters Partner. Pursuant to Section 6231(a)(7) of the Code, the General Partner is hereby designated the Tax Matters Partner of the Partnership (the “Tax Matters Partner”). Each of the Partners hereby consents to such designation and agrees to take any such further action as may be required by Regulations or otherwise to effectuate such designation. The Tax Matters Partner is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by any tax authorities, including resulting judicial and administrative proceedings, and to expend Partnership funds for professional services and costs associated therewith. The decisions of the Tax Matters Partner shall be final and binding as to all Partners except to the extent that any Partner files a statement not to be bound by a settlement pursuant to Code Section 6224(c)(3).

(b) Elections. The General Partner shall make all elections and other determinations for federal, state, local and foreign tax purposes, on behalf of the Partnership.

Section 12.3 No Third Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the Partners and their successors and permitted assigns, and no other Person, unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective heirs, personal representatives, executors, successors and permitted assigns.

Section 12.4 References to this Agreement; Headings; Scope. Unless otherwise indicated, “Articles,” “Sections,” “Subsections,” and “Clauses” mean and refer to designated Articles, Sections, Subsections, and Clauses of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. This Agreement, together with the Investment Management Agreement, the Master Purchase Agreement and the Letter Agreement and the agreements and documents related hereto or thereto, constitutes the entire understanding of the Partners with respect to the subject matter hereof and thereof and supersedes all prior understandings and agreements in regard hereto or thereto, including the Letter Agreement dated November 11, 2005 among certain Partners or their Affiliates.

Section 12.5 Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. Any reference to the Act, Code or other statutes, laws, or regulations (including the Regulations), forms or schedules shall include the amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive, “any” shall mean “one or more,” and “including” shall mean “including without limitation.”

Section 12.6 Validity of Agreement; Severability. Every provision of this Agreement is intended to be severable. If any provision hereof is illegal, invalid or unenforceable for any reason whatsoever, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Further, in lieu of such illegal, invalid, or unenforceable provision, there will be automatically included, as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In the event the Act or other controlling law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the date provided in such interpretation or amendment or in the event the interpretation or amendment does not otherwise provide, from the effective date of such interpretation or amendment.

Section 12.7 Further Action. Each Partner, upon the request of any other Partner, agrees to perform all further acts and execute, acknowledge, or deliver any instruments or documents and to perform such additional acts as may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

Section 12.8 Governing Law. The laws of the State of Delaware, without reference to conflict of laws principles, shall govern the validity, construction and interpretation of this Agreement.

Section 12.9 Costs of Litigation. In any legal or mediation proceedings, or other actions between the Partners to enforce any of the terms or conditions of this Agreement or of any other contract relating to the Partnership, or any action in any other way pertaining to Partnership affairs or this Agreement, the prevailing party, in addition to any other damages or compensation received, shall be entitled to recover that party’s litigation or mediation costs, including reasonable attorney’s fees, expenses and costs of any appeals.

Section 12.10 Cumulative Remedies. Each right, power, and remedy of a Partner or the Partnership, provided herein or which exists at law or in equity shall be cumulative and in addition to every other right, power, or remedy such Partner or the Partnership may have.

Section 12.11 Specific Performance.

(a) Each Partner agrees that the Partnership and the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Partnership and each Partner may be entitled, at law or in equity, they shall be entitled to injunctive relief to prevent or remedy breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of competent jurisdiction.

(b) Nothing in this Agreement shall be deemed to limit the right of any Partner to obtain from a court provisional or ancillary remedies, including temporary restraining orders, preliminary injunctive relief, or the appointment of a receiver. The institution or maintenance of an action for provisional or ancillary remedies shall not constitute a waiver of the right of any Partner.

Section 12.12 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had signed the same document.

Section 12.13 Construction Relative to Assignees. To the limited extent of the rights provided in Section 9.3 for Assignees, reference herein to Partners shall be extended to include Assignees. For example, for purpose of allocations under Article IV, the references to Interests shall include all Interests Transferred to Assignees so that an Assignee’s Investment Allocation for such purposes shall be that fraction, expressed as a percentage, having as its numerator the Interests Transferred to such Assignee and having as its denominator the total outstanding Interests. Nothing in this Section 12.13 shall be construed to enlarge the rights of Assignees provided in Section 9.3.

Section 12.14 No Implied Waiver. The Partners and the Partnership shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, and no waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided in writing.

Section 12.15 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided to the Partnership in accordance with Section 12.1, such service to become effective ten (10) days after such mailing.

Section 12.16 Amendments; Copies of Agreement. Except as otherwise set forth in this Agreement, no amendment shall be made to this Agreement without the prior written consent of all Partners. The General Partner shall within five (5) days after receipt of a written request of any Partner for a copy of this Agreement, distribute to the requesting Partner a copy thereof and of the Certificate, as same may be amended as of such time.

Section 12.17 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.18 Power of Attorney.

(a) Appointment. Each Limited Partner hereby constitutes and appoints the General Partner, and any successor in interest of the General Partner, its true and lawful attorney-in-fact, with full power of substitution, for it and in its name, place and stead, from time to time:

(i) To make, execute, swear to, record and file the Certificate and any amendments thereto, as required under the Act, and to do such other acts as are required to constitute and continue the Partnership as a limited partnership under the laws of the State of Delaware;

(ii) To make, enter, execute, deliver and file any and all agreements, instruments, certificates or other documents amending this Agreement and the Certificate, as presently constituted or hereafter amended, that may be necessary or appropriate to reflect:

(A)	a change in the name or location of the principal place of business of the Partnership or a change of name or address of any Partner;

(B)	the Transfer by a Partner of its interest in the Partnership or any part thereof;

(C)	the addition or substitution of a Partner as approved pursuant to the terms of this Agreement;

(D)	a distribution in reduction of the Capital Contribution of a Partner;

(E)	a change in the capital of the Partnership;

(F)	any continuation, dissolution or termination of the Partnership in accordance with the terms of this Agreement; and

(G)	any other amendment authorized pursuant to Section 12.16 hereof;

(iii) To make, enter, execute, deliver and file any and all agreements, instruments, certificates or other documents to effect the purposes of the Partnership as set forth in this Agreement and to the extent authorized by the terms of this Agreement;

(iv) To sign, execute, acknowledge, swear to, verify, deliver, file, record and publish any and all of the foregoing; and

(v) To take any further action, including furnishing verified copies of this Agreement and/or excerpts therefrom, which said attorney-in-fact shall consider necessary or convenient in connection with any of the foregoing, hereby giving said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as such Limited Partner might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof, so long as said acts are in accordance with the terms of this Agreement.

(b) The foregoing grant of authority set forth in subparagraph (a) of this Section 12.18:

(i) Is a special power of attorney coupled with an interest, is irrevocable and shall survive the death, incompetence, bankruptcy, dissolution or liquidation of any Limited Partner;

(ii) May be exercised by the General Partner for each Limited Partner by the signature of the General Partner or by listing all of the Limited Partners executing any agreement, instrument, certificate or other document with the single signature of the General Partner as attorney-in-fact for all of them; and

(iii) Shall survive the Transfer by any Limited Partner of all or any part of its interest in the Partnership, except that where the transferee or assignee thereof is admitted as a Substituted Limited Partner as to all of such interest, this power of attorney shall survive the delivery of such Transfer for the sole purpose of enabling such attorney-in-fact to make, enter, execute, deliver and file any such agreement, instrument, certificate or other document necessary to effect such substitution.

Section 12.19 Publicity. The parties agree that no public release or announcement concerning this Agreement, the Investment Management Agreement or the transactions contemplated hereby or thereby shall be made without advance review and approval by each party hereto, except as otherwise required by applicable law (including without limitation, applicable securities laws). In the event LPH is required to disclose this Agreement, the Investment Management Agreement or any other information concerning the transactions contemplated hereby or thereby as a matter of law, LPH shall use commercially reasonable efforts to cause such information to receive “Confidential Treatment” upon filing as permitted under the Freedom of Information Act.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement and hereunto set their hands and seals as of the date first above written.

THE PARTNERSHIP:

LPI HOLDINGS I LP

By: ________________________________
Name: ______________________________
Title:

GENERAL PARTNER:

LPI GP I LLC

By: ________________________________
Name: ______________________________
Title:

LIMITED PARTNERS:

MAMMOTH LIFE LLC

By: ________________________________
Name: ______________________________
Title:

LIFE PARTNERS HOLDINGS, INC.

By:  /s/ Brian D. Pardo
Name: Brian D. Pardo
Title: Chairman and CEO

EXHIBIT A

CERTIFICATE OF LIMITED PARTNERSHIP

SCHEDULE 1

DEFINITIONS

“Acquisition Vehicle” means an Organization that has been formed by the Partnership to acquire one or more Investments on behalf of the Partnership, or as nominee of the Partnership.

“Act” means the Delaware Revised Uniform Limited Partnership Act (Del. Code Ann. tit. 6, § 17-101 et seq.), as adopted by the State of Delaware and as amended from time to time.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in a Partner’s Capital Account as of the end of a Fiscal Year (or other applicable period), after giving effect to the following adjustments, which adjustments shall be made only to the extent that such Partner’s Capital Account balance is, in fact, affected by the provisions of the Regulations to which reference is made in this definition of Adjusted Capital Account Deficit:

(a) Credit to such Capital Account any amounts (i) described in section 1.704-1(b)(2)(ii)(c) of the Regulations which such Partner is unconditionally obligated to contribute to the Partnership pursuant to this Agreement or applicable law or (ii) which such Partner is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

“Affiliate” of a specified Person means any other Person who (a) directly or indirectly controls, is controlled by, or is under common control with, such specified Person; (b) owns or controls either ten percent (10%) or more of the outstanding voting stock or other voting equity or beneficial interests of such specified Person or ten percent (10%) or more of the value of the total outstanding stock or other equity securities of such specified Person determined on a fully diluted basis; (c) is an officer, director, general partner, trustee, manager or agent of such specified Person; or (d) is an officer, director, general partner, trustee, manager, or agent of and owns or controls ten percent (10%) or more of the outstanding voting interests of such other Person described in clause (a), (b) or (c) of this sentence. For purposes of the preceding sentence, “control” of a Person means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of such Person through ownership of voting securities (or other ownership interests), contract, voting trust or otherwise. For purposes of this Agreement, Mammoth and the General Partner shall each be considered an Affiliate of the other.

“Agreement” means this Agreement of Limited Partnership of LPI HOLDINGS I LP, including all schedules hereto, as the same may be amended, supplemented, modified or restated from time to time.

“Alternative Investment Vehicle” is defined in Section 2.10(a).

“Assignee” means a Person (other than a Partner) to whom all or part of a Partner’s Interest has been Transferred, but who has not been admitted as a Substituted Partner. Any Person who owns only Assignee Interests shall be deemed to be an Assignee and not a Partner of the Partnership.

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“Assignee Interests” means those Interests that confer only the economic rights of an Assignee and not any of the other rights of a Partner.

“Available Cash” means, except as otherwise provided in Article V, all cash funds of the Partnership (other than in respect of Capital Contributions or amounts borrowed by the Partnership) from interest, asset sales, settlement proceeds, fees or other sources at any particular time available for Distribution after the General Partner makes reasonable provision for (a) payment of all operating expenses of the Partnership as of such time, (b) payment of all outstanding and unpaid current obligations of the Partnership as of such time, including principal and interest payments in respect of the Partnership’s and its Subsidiaries’ indebtedness for borrowed money, and (c) Reserves. The General Partner shall make all determinations regarding the amount of Available Cash (and its components) in its sole discretion.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy.” A “Voluntary Bankruptcy” means, with respect to any Person, the (a) institution (or consenting to the institution) of proceedings or filing an answer or other pleading to be adjudicated a bankrupt or insolvent or seeking for such Person any liquidation, winding up, dissolution, reorganization, rearrangement, adjustment, protection, composition or other similar relief of such Person or such Person’s debts under any Bankruptcy Law; or (b) seeking, consenting to, or acquiescing in any entry of an order for relief or the appointment of a receiver, trustee, liquidator or other similar official for such Person or all or any substantial part of such Person’s property under any Bankruptcy Law. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent of such Person, (a) the entering of an order for relief or approving a petition or other pleading for relief or reorganization or any other petition or other pleading seeking any liquidation, winding up, dissolution, reorganization, rearrangement, adjustment, composition or other similar relief against such Person under any Bankruptcy Law; (b) the filing of any such petition or other pleading against such Person which petition is not discharged or dismissed within sixty (60) days of such filing; or (c) without the consent or acquiescence of such Person, the entering of an order appointing a receiver, trustee, liquidator or other similar official for such Person or of all or any substantial part of such Person’s property, which order is not dismissed within sixty (60) days of the date it is entered.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, reorganization, liquidation or other relief of debtors, including Title 11 of the United States Code, as amended.

“Book Value” means, with respect to the valuation of an Interest, the amount which equals the net book value of such Interest (including premium payments and escrow payments) as reflected on the Partnership’s consolidated balance sheet for the Partnership’s most recent completed fiscal quarter as determined by reference to the particular rights and privileges associated with such Interest, including rights to receive Distributions pursuant to Section 5.1, but excluding the value, if any, of the Performance Allocation.

“Book Value Trigger Event” is defined in Section 9.6(a).

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banking associations in the State of New York or Texas generally are closed for the conduct of commercial banking business.

“Call Notice” is defined in Section 9.6(c).

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“Capital Account” means, with respect to each Partner, the capital account of such Partner, maintained in accordance with the relevant provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and the Regulations promulgated thereunder.

“Capital Contribution” means, with respect to each Interest, the amount of Capital Contributions made to the Partnership by a Partner in respect of such Interest, the aggregate initial amount of which is set forth on Schedule 2 hereto and, where the content requires, capital contributed to any Investment Vehicle.

“Certificate” means the Certificate of Limited Partnership attached hereto as Exhibit A, as the same may be amended from time to time in accordance with the terms of this Agreement and filed with the Delaware Secretary of State in the manner required by the Act.

“Code” is defined in Section 4.3.

“Confidential Information” is defined in Section 8.7(b).

“Contributing Partner” is defined in Section 3.4(a).

“Covering Contribution” is defined in Section 3.4(a).

“Dispute Notice” is defined in Section 9.6(d).

“Dissolution Event” is defined in Section 10.1.

“Distribute” means to make one or more Distributions.

“Distribution” or “Distributions” means with respect to a Partner, the amount of money and the net fair market value (as determined by the General Partner) of the property other than money distributed to a Partner by the Partnership on account of that Partner’s Interest as provided in Article V or Section 10.2.

“Effective Date” is defined in the introductory paragraph hereof.

“Eligible Investment” means each life settlement contract approved for purchase by the General Partner on behalf of the Partnership in the manner set forth in the Investment Management Agreement and sourced, originated and acquired by the Manager pursuant to the terms of the Investment Management Agreement and the Master Purchase Agreement.

“Escrow Account” means the separate trust account to be established and maintained in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement to be entered by and among the Partners, the Partnership and the Escrow Agent, to be defined therein, as contemplated by the Letter Agreement.

“Fair Market Value” means, with respect to the valuation of an Interest, the net realized cash amount that would be available for Distribution in respect of such Interest if the Partnership and all of its Investments were liquidated in their entirety in the manner set forth in Article X hereof.

“Fair Value Trigger Event” is defined in Section 9.6(b).

“Fiscal Year” means the annual accounting period of the Partnership, which shall commence on January 1 of each year (or such later date as the Partnership shall commence its existence) and end on the last day of December.

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“Formation Expenses” is defined in Section 2.9(a).

“GAAP” means United States generally accepted accounting principles.

“General Partner” is defined in the introductory paragraph hereof.

“General Partner Interest” means the Interests owned by the General Partner.

“Governmental Authority” means any United States or non-United States governmental or regulatory entity, agency, authority, commission, department, board, bureau, political subdivision, court, tribunal, official arbitrator or arbitral body, or any other entity entrusted by the aforesaid entities or authorized by Law to exercise administrative power.

“Gross Asset Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. Federal income tax purposes, except that Gross Asset Values of all Partnership assets shall be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Partner for more than a de minimus Capital Contribution; or (b) the date of the distribution of more than a de minimus amount of Partnership property (other than a pro rata distribution) to a Partner, provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Gross Asset Value of any Partnership asset shall be adjusted to equal its fair market value upon a write-down in the value of the asset, as determined by the General Partner. The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value as determined by the General Partner. The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset, as determined by the General Partner. The Gross Asset Values of the assets of the Partnership’s assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

“Indemnifiable Losses” means any and all claims, liabilities, losses, damages, penalties, actions, judgments, fines, forfeitures, amounts paid in settlement, costs or expenses of any kind or nature whatsoever, including all reasonable attorneys’ fees, costs, fees and expenses of defense, appeal and settlement of any proceedings instituted against any Indemnitee or other applicable Person, and all costs of investigation in connection therewith.

“Indemnitee” is defined in Section 6.6(a).

“Interest” of any Partner at any time means the entire ownership interest of such Partner in the Partnership at such time, represented as either a General Partner Interest or a Limited Partner Interest, including all benefits to which the owner of such Interest is entitled under this Agreement or applicable law, including, without limitation, the right to receive Distributions under Section 5.1 or 10.2, together with all obligations of such Partner under this Agreement and applicable law.

“Interest Valuer” is defined in Section 9.6(d).

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“Internal Rate of Return” means the annual rate, compounded monthly, at which the net present value on the date of calculation, of all distributions, from all sources (including, without limitation, all distributions pursuant to Sections 5.1(a), (b) and (c), by the Partnership to a Partner (discounted at such annual rate from the dates such distributions are made by the Partnership to such Partner), is equal to the net present value, as of the date of this Agreement, of the Capital Contributions, Formation Expenses and Reimbursable Expenses made by or on behalf of such Partner to the Partnership (discounted at such annual rate from the dates such Capital Contributions were made by such Partner).

“Investment” means each Eligible Investment acquired by the Partnership (or by any Investment Vehicle).

“Investment Allocation” means the percentage allocation of the Partners set forth on Schedule 2 hereto.

“Investment Management Agreement” means that certain Investment Management Agreement, dated as of the Effective Date, by and between the Manager and the Partnership, as the same may be amended, supplemented, or otherwise modified from time to time.

“Investment Vehicle” means any Acquisition Vehicle or Alternative Investment Vehicle.

“Laws” means any foreign, Federal, state or local laws, statutes, ordinances, rules, regulations, orders, writs, judgments or decrees.

“Letter Agreement” means that certain Letter Agreement dated as of the Effective Date.

“Limited Partner Interest” means the Interests owned by a Limited Partner.

“LPH” means Life Partners Holdings, Inc., a Texas corporation.

“Mammoth” means Mammoth Life LLC, a Delaware limited liability company.

“Manager” means Life Partners, Inc. a subsidiary of LPH, in its capacity as Manager under the Investment Management Agreement, or, to the extent applicable, such other Organization as may appointed from time to time by the General Partner as Manager.

“Mandatory Capital Contribution” is defined in Section 3.3.

“Margin Amount” has the meaning set forth in the Master Purchase Agreement.

“Master Purchase Agreement” is defined in the Investment Management Agreement.

“Maximum Investment Amount” has the meaning set forth in the Letter Agreement.

“Net Income” and “Net Losses” as appropriate, means, for any Fiscal Year, the taxable income or tax loss of the Partnership for such period or other applicable period for Federal income tax purposes taking into account any separately stated items, increased by the amount of any tax-exempt income of the Partnership during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Regulations Section 1.704-1(b)(2)(iv)(i)) of the Partnership; provided, however, that Net Income or Net Losses of the Partnership shall be computed without regard to the amount of any items of income that are specially allocated pursuant to Section 4.4.

“New Partnership” is defined in the Letter Agreement.

“Non-Contributing Partner” is defined in Section 3.4.

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“Nonrecourse Deductions” means Net Losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to Partnership nonrecourse liabilities as defined in Regulations Section 1.704-2(b)(1).

“Notice” is defined in Section 12.1.

“Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate, governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

“Partner Amount” is defined in Section 5.4.

“Partners” or “Partner” is defined in the introductory paragraph hereof.

“Partnership” is defined in the introductory paragraph hereof.

“Performance Allocation” is defined in Section 5.1(d).

“Person” means any natural person or any Organization.

“Preferred Return” means, as of any date, an Internal Rate of Return of [* * *] per annum (compounded monthly) on such Partner’s outstanding Reimbursable Expenses, Formation Expenses and unreturned Capital Contributions, calculated from the date such amounts were contributed to the Partnership or otherwise paid on the Partnership’s behalf to the date as of which such calculation is being made; provided that the Preferred Return on any Capital Contributions, Formation Expenses or Reimbursable Expenses shall cease to accrue with respect to such Capital Contributions, Formation Expenses or Reimbursable Expenses once they have been repaid.

“Purchasing Party” is defined in Section 9.6(c).

“Realization” means, with respect to each Investment, the earlier of (a) the payment of death benefits to the Partnership attributable to such Investment, and (b) the sale, exchange, liquidation, abandonment or other disposition or complete realization of such Investment.

“Regulations” means the final and temporary regulations of the U.S. Department of the Treasury promulgated under the Code.

“Reimbursable Expenses” is defined in Section 2.9(b).

“Reserves” means the sum of funds or amounts reasonably required to be set aside or otherwise allocated for working capital to pay taxes, insurance, costs associated with the Partnership’s business or operations, any future, anticipated or contingent losses on one or more particular Investments to the extent reasonably identified by the General Partner, debt service and future, anticipated or contingent obligations and expenses incident to the Partnership’s operations or ownership of its Investments that are not otherwise required to be paid by the Partners pursuant to the terms of this Agreement.

“Resolution Period” is defined in Section 9.6(d).

“Sale Notice” is defined in Section 6.2(b).

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“Securities Act” means the Securities Act of 1933, as amended.

“Special Allocations” is defined in Section 4.4(a).

“Subject Assets” is defined in Section 6.2(b).

“Subsidiary” means any Organization in which the Partnership or a Subsidiary thereof owns or controls, directly or indirectly, either fifty percent (50%) or more of the outstanding equity or beneficial interests or other equity securities determined on a fully diluted basis.

“Substituted Partner” means any Person who is admitted as a Partner of the Partnership in the manner provided in Section 9.1(a).

“Tax Matters Partner” is defined in Section 12.2(a).

“Transfer” means (a) as a noun, any conveyance or other transfer, sale, alienation, lease, mortgage, pledge, encumbrance, lien, hypothecation or other disposition (whether voluntary or involuntary), and (b) as a verb, the act of making any voluntary or involuntary Transfer.

“Unauthorized Transfer” is defined in Section 9.2.

Schedule 1 - 7